Exhibit (a)(16)

                           SCUDDER VALUE SERIES, INC.

                              ARTICLES OF AMENDMENT
             CHANGING NAME OF SERIES PURSUANT TO SECTION 2-605(a)(2)


         Scudder Value Series, Inc., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation is hereby amended to provide that the three hundred twenty million (320,000,000) shares classified as Scudder Small Cap Value Fund Class A shares shall be redesignated as Scudder-Dreman Small Cap Value Fund Class A shares; the three hundred twenty million (320,000,000) shares classified as Scudder Small Cap Value Fund Class B shares shall be redesignated as Scudder-Dreman Small Cap Value Fund Class B shares; the eighty million (80,000,000) shares classified as Scudder Small Cap Value Fund Class C shares shall be redesignated as Scudder-Dreman Small Cap Value Fund Class C shares; the eighty million (80,000,000) shares classified as Scudder Small Cap Value Fund Class I shares shall be redesignated as Scudder-Dreman Small Cap Value Fund Class I shares; and the forty million (40,000,000) shares classified as Scudder Small Cap Value Fund Class S shares shall be redesignated as Scudder-Dreman Small Cap Value Fund Class S shares.

         SECOND: The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock redesignated pursuant to Article FIRST of these Articles of Amendment are not changed by these Articles of Amendment.

         THIRD: The Board of Directors of the Corporation, by, unanimous consent, at acting at a meeting duly called and held on September 26, 2001 adopted resolutions amending the Charter of the Corporation as described above. Article FIRST of these Articles of Amendment is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders, and the Corporation is an open-end investment company under the Investment Company Act of 1940, as amended.

         FOURTH: These Articles of Amendment shall become effective on January 18, 2002.


                         [signatures begin on next page]



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         IN WITNESS WHEREOF, Scudder Value Series, Inc. has caused these
Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and attested by its Secretary on the 15th day of January, 2002; and its President acknowledges that these Articles of Amendment are the act of the Corporation, and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all materials respects to the best of his knowledge, information and belief, and that this statement is made under the penalties of perjury.


ATTEST:                              SCUDDER VALUE SERIES, INC.


By:      /s/John Millette            /s/Mark S. Casady
         ------------------------    ----------------------------
         John Millette               Mark S. Casady
         Secretary                   President